PRINCIPAL TERMS OF AGREEMENT

Date:           May 24, 2001

Issuer:	        Proteque Corporation (a.k.a. Cassia
                Acquisition Corporation) (hereinafter
                referred to as the "Company")

Investor:	Acibar Investments International, Ltd


Symbol:		To Be Determined

Exchange:	NASD

Offering:	$20 Million Equity Line of Credit

Transaction:

Security to be Purchased:

Common Stock of the Company and
Warrants to purchase Common Stock.

Term:		48 months Until May 24, 2005

Put Notice:

The Company will be permitted, in its sole discretion, to give the Investor periodic "Put
Notices", specifying the amount of capital requested (the "Dollar Amount") and the date the Company would like to Draw Down funds (the "Put Notice Date"). There must be a minimum of ten (10) trading days between the submission of a Put Notice and the Put Notice Date. The time between the submission of a Put Notice and the Put
Notice Date shall be referred to as the
"Purchase Period".

Put Restrictions:

The Company may not send Put Notices
until after the registration statement
covering the offering is declared effective.
During the five (5) day Trading Period
following a Closing Date the Company shall not be entitled to submit a Put Notice. Each
Put Notice shall be for a minimum of
$100,000 and a maximum of $5,000,000,
subject to waiver of such minimum or
maximum amount by the Investor.  The
maximum amount of a Put Notice shall be
calculated by multiplying the average
Volume Weighted Average Price
("VWAP") (daily trading volume times
average trade price on a given day) for the thirty (30) Trading Days immediately preceding the Trading Day Investor receives the Put Notice by 1.5. [Prior 30 day VWAP times 1.5]

Closing Dates:

The Trading Day immediately following a
Purchase Period.

Purchase Price

The Investor shall purchase the Shares at a price equal to 90% of the Market Price.

Market Price

The average of the three lowest closing bid prices during the Purchase Period.

Mechanics of Draw Down

At the time the Company delivers a Put
Notice, it shall also deliver to the Escrow
Agent that number of unlegended Shares
equal to the result of the following formula:

The Dollar Amount stated in the Put Notice
Floor Price times (X) the discount at which the Investor will purchase the shares

Investor Obligation:

Subject to the
conditions set forth in the final documents, following the Investor's receipt of a validly delivered Put Notice from the Company, the Investor shall be required to purchase from the Company during the related Purchase
Period that number of Shares having an
aggregate Purchase Price equal to the lesser of (i) the Dollar Amount set forth in the Put
Notice (subject to reduction during the
Purchase Period as may be provided
pursuant to the terms of this Agreement), and (ii) 15% of the total Volume Weighted
Average Price during the applicable
Purchase Period.


Floor:

At the time of each Put Notice, the
Company shall set a Floor Price, or the
lowest price that the Investor shall be able to sell Shares. In the event that the Shares are trading at or below the Floor Price at any time during the Purchase Period immediately preceding the applicable
Closing Date, the Investor, in its sole
discretion, shall have the right to decrease the Dollar Amount set forth in that Put
Notice by a pro rata percentage.  For
illustrative purposes only, if the Company designates a Purchase period to be twenty
(20) Trading Days long, then for every day that the average trading price as reported, by Bloomberg is at or below the Floor Price, the Investor shall have the option of decreasing the amount payable to the Company by 5%.

Draw Down Fee:

Company shall pay Investor or its designee a fee equal to 5% of the amount to be paid to the Company on each Closing Date, which amount the Investor may deduct from the amount wired to the escrow agent.

Execution Date:

For purposes of this Agreement, the
"Execution Date" shall be May 24, 2001 and represent the date that this agreement is effective.

Fees:

On the Execution Date of the Transaction
Documents, the Company shall pay for the Investor's legal expenses associated with the proposed transaction in the amount of $25,000.

Placement Fees:

On the Execution
Date of the Transaction Documents, the
Company agrees to pay to the Investor or its designee a Placement Fee in the amount of $50,000. At the election of Investor, payment of the attorney's fees and Placement Fee is to be secured by a credit facility, a Note issued under a Convertible
Note Agreement which the Company
intends to utilize to secure bridge financing.
Signing Warrant: On the Execution Date,
the Company shall issue a seven year
warrant ("Signing Warrant") to purchase
1,200,000 shares of Common Stock.  The
Signing Warrants shall have exercise Prices as follows: (i) 400,000 at an exercise price of $0.75 (ii) 400,000 at an exercise price of $4.00 and (iii) 400,000 shares at an exercise price of $8.00. The Signing Warrants will be exercisable, at the Investor's option. The securities underlying the Signing Warrants
(including, but not limited to, the Shares offered hereby) under the Securities Act of 1933 ("Securities Act") will be included in the first registration of the Company's securities. The shares underlying the
Signing Warrants will become publicly
tradable following the effectiveness of such registration.


Other Agreements:

Registration and Listing:

The Company must maintain the registration of the Common Stock pursuant to the 1933
Act, comply with all filing obligations of the 1934 Act, and maintain the listing of the Shares being purchased by the Investor on the NASDAQ National Market, American
Stock Exchange, NASDAQ Small Cap
Market or the OTC Bulletin Board, as the case may be.

Minimum Draw Down Requirements:

If the Company does not draw down a
minimum of $500,000 within the first 180 calendar days of the term, the Company shall issue to the Investor (a) 100,000 warrants at 110% of the closing bid price of the Company's common stock on the 180th calendar day (or the closing bid price of the first Trading Day after the 180th calendar day, if such day is not a Trading Day), and
(b) the Company will be obligated to pay to the Investor an amount equal to 10% of the undrawn minimum amount. Furthermore, if the Company sells any common stock or securities convertible into common stock during the 18 month period following the execution of all the Transaction Documents, at a price lower than that at which the Investor's warrants were issued, the price of the Investor's Signing Warrant shall be adjusted downward accordingly.

Conditions:

Conditions to the Investor's Obligation to accept a Put Notice, purchase Shares upon a draw down:

The Company's securities shall be listed and traded on the NASD.

No material adverse effect on the Company;

No injunction shall have been issued, or action commenced by a government authority, prohibiting the purchase or the issuance of the Shares;

Trading in the Common Stock shall not have been suspended by the SEC or the NASD for a period of 5 consecutive Trading Days during the Term;

The registration statement registering the Shares to be sold in that Put Notice shall have been declared effective and remain in effect; and

The purchase of the shares will not cause the Investor's beneficial ownership to exceed 4.99% of the total Shares outstanding.

Termination:

Termination Events:

The Agreement can be terminated by the Investor upon the occurrence of any of the following events:

Mutual written consent; the Maximum Amount has been funded; or the Term has expired.

If the Company shall file or consent by answer or otherwise to the entry of an order for relief or approving a petition for relief, reorganization or other such arrangement;

If the Company issues convertible instruments or enters into an equity financing facility without the Investor's prior written consent;

The Commission or the NASD shall have suspended trading in the Common Stock for a period of 5 consecutive Trading Days during the Term.

The registration statement is not filed within 60 calendar days of the Execution Date or the registration statement is not declared effective within 180 calendar days of the Execution Date.

The occurrence of a material adverse effect on the Company;

The resale of the Shares and Common Stock underlying the Warrants ceases to be registered under the 1934 Act or listed or traded on the NASDAQ National Market, American Stock Exchange or NASDAQ
Small Cap Market, or the OTC Bulletin Board.

The Company requires shareholder approval under NASDAQ rules to issue additional shares and such approval is not obtained within 60 calendar days from the date when the Company has issued its 19.99% maximum allowable Shares.

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Signed and Agreed by both parties this date.


Issuer:	Proteque Corporation


By:   Fred Brachman, Chief Executive Officer


Investor: Acibar Investments International, Ltd